SCHEDULE 14-A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Panhandle Oil and Gas Inc.

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Notice of Annual Shareholders Meeting
To be held March 3, 2011
To The Shareholders of Panhandle Oil and Gas Inc.:
     Notice is hereby given that the annual meeting of the shareholders of Panhandle Oil and Gas Inc. will be held at the Waterford Marriott, 6300 Waterford Boulevard (63rd and North Pennsylvania), Oklahoma City, Oklahoma, on Thursday, March 3, 2011, at 9:00 a.m., local time, for the following purposes:
1.	To elect three directors for terms of three years;

2.	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote to determine the frequency of future advisory votes on executive compensation; and

5.	To consider and act upon any other matter as may properly come before the meeting or any adjournment or postponement thereof.
Only holders of record of the Common Stock at the close of business on January 21, 2011 will be entitled to vote at the meeting and any adjournments.

By Order of the Board of Directors

Lonnie J. Lowry, Secretary

Oklahoma City, Oklahoma
January 28, 2011
Your Vote Is Important.
Whether Or Not You Expect To Attend The Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.
Please Vote!

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Panhandle Oil and Gas Inc.
5400 N. Grand Boulevard, Suite 300
Oklahoma City, OK 73112-5688
Annual Shareholders Meeting
March 3, 2011
Notice of Annual Meeting
     The accompanying proxy is solicited by the Board of Directors (the “Board”) of Panhandle Oil and Gas Inc., an Oklahoma corporation (the “Company”, “Panhandle”, “we”, “us” and “our”), for use at the Company’s annual shareholders meeting (the “meeting”) to be held at the Waterford Marriott, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Thursday, March 3, 2011, at 9:00 a.m. local time, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Shareholders Meeting.
     When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon. If no direction is indicated, the persons named on the enclosed proxy will vote the proxy FOR the nominees for director in Proposal No. 1, FOR ratification of the appointment of our independent registered public accounting firm in Proposal No. 2 and FOR approval of the Company’s executive compensation in Proposal No. 3. If your proxy card is signed and returned without specifying a choice on the vote regarding the frequency of advisory votes on executive compensation, your shares will be voted to hold such advisory votes EVERY THREE YEARS in Proposal No. 4. Otherwise, signed proxy cards without specified choices will be voted in the discretion of the proxies. Should other matters properly come before the meeting, the proxy will be voted as the Board may recommend.
     If the enclosed form of proxy is executed and returned, it still may be revoked at any time before it is exercised, by signing and sending to the Company a later dated proxy or a written revocation, or by attending the meeting and voting in person.
     If your shares are held in “street name” (that is, through a bank, broker or other nominee), follow the voting instructions on the form you receive from such firm. If you hold shares in “street name” and would like to attend the meeting and vote in person, you will need to bring a proxy to the meeting signed by the nominee in whose name your shares are registered.
     The mailing address of the Company is 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. The Company anticipates that the proxies and proxy statements will be mailed to shareholders beginning on or about January 28, 2011.
     The cost of soliciting proxies for the meeting will be paid by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs. No solicitation is to be made by specially engaged employees or other paid solicitors.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on March 3, 2011: this proxy statement, form of proxy and the Company’s 2010 Annual Report to Shareholders are available at the following website: www.proxydocs.com/phx

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Voting of Common Stock
     All holders of Common Stock of record at the close of business on January 21, 2011 will be entitled to vote at the meeting. As of January 21, 2011, there were 8,309,348 shares of Class A Common Stock, par value $0.01666 (“Common Stock”), outstanding, entitled to vote, owned by approximately 4,000 shareholders. A list of record shareholders entitled to vote at the meeting will be available for examination at least 10 days prior to the meeting at the Company’s offices during ordinary business hours and at the meeting.
     The Amended Certificate of Incorporation of the Company provides for one vote for each share of Common Stock outstanding. At the meeting, each record holder of Common Stock will be entitled to cast one vote per share of Common Stock held of record on the record date. Votes may be cast by shareholders either present in person or by proxy.
     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for the purpose of determining a quorum. Broker “non-votes” are shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote (such as for the election of directors) and for which the broker or nominee has not received specific voting instructions from the beneficial owner. For purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares will be considered present and entitled to vote for purposes of determining a quorum and may be entitled to vote on other matters.
     Because of a change in rules of the New York Stock Exchange, brokers or their nominees no longer have the discretionary power to vote shares in uncontested director elections. At the meeting, they may only vote shares for the election of directors and on Proposals Nos. 3 and 4 if they receive specific voting instructions from the beneficial owner. If your shares are held by a broker or other nominee and if you do not provide such specific voting instructions, your shares can not be voted for the election of directors and on Proposal Nos. 3 and 4.
     The Board has adopted a majority vote standard for the election of directors in uncontested elections. Accordingly, at the meeting, each director will be elected if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote for the election of directors cast their votes “FOR” him.
     The three nominees for director at the meeting are currently directors of the Company. If any incumbent nominee for director fails to receive the required affirmative vote of the holders of a majority of the votes cast for that director, under Oklahoma law and the Company’s Bylaws, the incumbent will remain in office until his successor is elected and qualified or until his earlier death, resignation, retirement or removal. If any incumbent for director receives a greater number of votes “WITHHELD” from his election than votes “FOR”, he must promptly submit his offer of resignation from the Board for consideration by the Corporate Governance and Nominating Committee of the Board. The Corporate Governance and Nominating Committee will consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on the offered resignation, taking into account such

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recommendation, and publicly disclose its decision regarding the offered resignation within 90 days from the date of election. The director who offered his resignation shall not participate in any proceedings with respect to his offered resignation. If the Board accepts a director’s offered resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board. The Company’s Corporate Governance Guidelines and Bylaws can be viewed at the Company’s website: www.panhandleoilandgas.com.
     Proposal No. 2 will be approved if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote on Proposal No. 2 vote ‘FOR” the proposal.
     Proposal No. 3 will be approved if the holders of a majority of shares of Common Stock present at the meeting and entitled to vote on Proposal No. 3 vote “FOR” the proposal.
     Because Proposal No. 4 (the vote on frequency of advisory votes on executive compensation) is advisory, there is no standard for determining which “frequency” has been adopted by the shareholders. Proxies marked or voted “abstain” on Proposal No. 4 will not be counted as a vote for any of the three options, and the Board shall determine the impact of such votes.
     The Company knows of no arrangements which would result in a change in control of the Company at any future date.
     The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters as the Board may recommend, except proxies which are marked to deny discretionary authority.
     A proxy is enclosed for your signature. Please return it immediately, marked, dated and signed. If your shares are held in “street name”, please providing voting instructions on the form you receive from your broker or other nominee.
Proposal No. 1
Election of Three Directors
     The present directors of the Company and their current Board Committee memberships are as follows:

		Positions/Offices Presently	Served As Director	Present
Name	Age	Held with the Company	Since	Term Ends
Bruce M. Bell (2)(3)	69	Director	2004	2013
Michael C. Coffman	57	Director, President and Chief Executive Officer	2006	2011
E. Chris Kauffman (2)(4)	70	Director	1991	2012
Duke R. Ligon (1)(3)	69	Director	2007	2011
Robert O. Lorenz (1)(2)	64	Lead Independent Director (5)	2003	2013
Robert A. Reece (1)(4)	66	Director	1986	2011
Robert E. Robotti (1)(2)	57	Director	2004	2013
Darryl G. Smette (1)(2)(6)(7)	63	Director	2010	2012
H. Grant Swartzwelder (3)(4)	47	Director	2002	2012

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(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Retirement Committee.

(5)	Elected Lead Independent Director effective November 1, 2008.

(6)	Elected to Audit Committee on October 27, 2010.

(7)	Elected to Compensation Committee on October 27, 2010.
     The Board is divided into three classes, with the terms of office of each class ending in successive years. There are three vacancies for three-year terms ending in 2014. Nominees for the vacancies are Michael C. Coffman, Duke R. Ligon and Robert A. Reece, all of whom are currently directors. These nominees were recommended by the Corporate Governance and Nominating Committee and approved by the Board. The Board has no reason to believe that any of the nominees will be unable to serve as director. However, if any nominee should be unable for any reason to accept nomination or election, it is the intention of the persons named in the enclosed proxy to vote those proxies for the election of such other person or persons as the Board may recommend.
Nominees for Election to the Board of Directors For Terms Ending in 2014
     Michael C. Coffman has worked in public accounting and as a financial officer with companies involved in the oil and gas industry since 1975. He joined the Company in 1990 as its treasurer. From 1995 to 2006, he served as vice-president and chief financial officer. From 2006 to August 2007, he served as co-president and chief financial officer. Since August 2007, he has served as president and chief executive officer.
     Duke R. Ligon is an attorney and served as senior vice president and general counsel of Devon Energy Corporation (oil and gas exploration and production) from 1997 until he retired in 2007. Prior to 1997, Mr. Ligon was a partner in the law firm of Mayer Brown LLP, New York City. From 2007 to 2010, he has served as strategic advisor to Love’s Travel Stops and Country Stores (convenience stores and midstream energy transportation). He has been a director of Pre-Paid Legal Services, Inc. (sale of legal expense plans) since 2007, PostRock Energy Corporation (oil and natural gas transportation) since 2006, Blue Knight Energy Partners (formerly SemGroup Energy Partners, L.P.) (crude oil terminaling, storage, gathering and transportation) since 2009, SteelPath MLP Funds Trust (investment company) since 2010 and SteelPath Energy Infrastructure Investment Company (investment company) since 2010. He was a director of TransMontaigne Partners, L.P. (distribution and marketing of petroleum products) from 2008 to 2009 and Teppco Partners LP (crude oil transportation) in 2009. Mr. Ligon was elected to the Company’s Board in August 2007.
     Robert A. Reece is an attorney and since 1980 has been of counsel with the law firm of Crowe & Dunlevy, Oklahoma City, and active in the management of his family’s investments, including significant oil and gas holdings. He has been a director of NBC Bank (a state chartered bank) of Oklahoma City since 1982. He holds an MBA degree.
The Board of Directors Recommends That The Shareholders
Vote “For” The Election of
Michael C. Coffman, Duke R. Ligon And Robert A. Reece
As Directors

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Directors Whose Terms Continue Beyond the 2011 Annual Meeting and Who Are Not Subject to Election this Year
     Directors Whose Terms End in 2012
     E. Chris Kauffman has been the vice president, secretary and treasurer of Campbell-Kauffman, Inc. (an independent insurance agency) since 1983 and chief financial officer and secretary of The Insurance Center Agency, Inc. (an independent insurance agency) since 1990, both of Oklahoma City. He has been involved with both agencies since 1983. Mr. Kauffman has been a director for 20 years and has extensive experience in the insurance industry. He served as Chairman of the Board of the Company from 2005 to 2008.
     H. Grant Swartzwelder is president of PGEnergy Holdings, LP, Irving, Texas (investment banking and venture capital) which he founded in 1998. Since 1998, he has founded and manages several private companies engaged in various aspects of the oil and gas service business. Prior to 1998, he was vice president of Principal Financial Securities, Inc., Dallas, Texas (an investment-banking firm). He holds a Bachelor of Science degree in Petroleum Engineering and an MBA degree.
     Darryl G. Smette joined Devon Energy Corporation (oil and gas exploration, production and transportation) in 1986 and currently serves as Executive Vice President of Marketing and Midstream. Mr. Smette is a member of Devon’s Capital Budget Committee and the senior management Executive Committee and as such is charged with developing and executing Devon’s corporate strategy. Mr. Smette is also responsible for marketing, midstream operations and procurement of goods and services. Prior to joining Devon, Mr. Smette worked in the oil and gas industry for 15 years. Mr. Smette holds an MBA degree. He was elected to the Board in August 2010.
     Directors Whose Terms End in 2013
     Dr. Bruce M. Bell has been CEO of Post Oak Oil Company (oil and gas exploration and production) since 1983 and president and CEO of Edrio Oil Co. Inc. (oil and gas exploration and production) since 1982, both of Oklahoma City. He served as chairman of the Mid-Continent Oil & Gas Association (oil and gas trade association) from 1997 to 2006. Dr. Bell holds a Ph.D. degree in paleontology.
     Robert O. Lorenz is a former audit partner of Arthur Andersen LLP. He served as the managing partner of the Oklahoma City office beginning in 1994 and as the managing partner of the Oklahoma practice beginning in 2000. He retired from Arthur Andersen in 2002. Since 2005, Mr. Lorenz has been a director of OGE Energy Corp. (regulated electric utility and natural gas transportation), and was a director of Infinity Inc. (oil and gas exploration and development) from 2004 to 2009. He also served as a director of Kerr-McGee Corporation (oil and gas exploration and production) from 2005 to 2006 when it was acquired by Anadarko Petroleum Corp.
     Robert E. Robotti, since 1983, has been the president of Robotti & Company, LLC ( a registered broker-dealer), president of Robotti & Company Advisors, LLC (a registered investment advisor), or their predecessors, and, since 1980, has been the managing member of Ravenswood Investment Company, LLC, which serves as the general partner of two investment partnerships, all located in

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New York City. Since 2007, Mr. Robotti has served as portfolio manager and managing member of Robotti Global Fund, LLC, a global equity fund. Mr. Robotti has been a director of Pulse Seismic, Inc. (oil and gas seismic) since 2008 and, from November 2006 to January 2007, he was a director of Advanced Marketing Services (book distribution) which filed for bankruptcy in December 2007. Mr. Robotti is a certified public accountant and holds an MBA degree. He is a member of the New York Society of Security Analysts.
     None of the organizations described in the business experiences of the Company’s directors and officers are parents, subsidiaries or affiliates of the Company or, except for Mr. Kauffman’s insurance agency, do business with the Company. The Company for many years in the ordinary course of its business has participated on industry terms through its mineral acreage ownership in the drilling and completion of oil and gas wells in which Devon Energy Corporation has an interest.
     None of the non-management directors have ever been employees of the Company.
Beneficial Ownership of Common Stock
     The following table sets forth information with respect to the outstanding shares of Common Stock owned beneficially as of December 31, 2010 by all persons who own or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, nominee for director and executive officer and by all directors and executive officers as a group.

	Amount of Shares
Name of Beneficial Owner	Beneficially Owned(3)(4)	Percent of Class
Bruce M. Bell (1)	1,100	*
Paul F. Blanchard, Jr. (2)(5)	19,233	*
Michael C. Coffman (1)(2)(6)	130,804	1.6%
E. Chris Kauffman (1)	33,000	*
Duke R. Ligon (1)	206,200	2.5%
Robert O. Lorenz (1)	4,200	*
Lonnie J. Lowry (2)	11,155	*
Robert A. Reece (1)	43,625	*
Robert E. Robotti (1) c/o Robotti & Company, LLC 6 E. 43rd St., 23rd Floor New York, NY 10017	770,982	9.3%
Darryl G. Smette (1)	1,404	*
Ben Spriestersbach (2)	8,780	*
H. Grant Swartzwelder (1)	8,272	*
Robb P. Winfield (2)	2,049	*

All directors and executive officers as a group (12 persons)	1,240,804	14.9%

*	Less than 1% owned

(1)	Director

(2)	Executive Officer

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(3)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(4)	The number of shares shown does not include future share amounts recorded to each outside director’s account under the Directors’ Deferred Compensation Plan. See “Proposal No. 1 — Election of Directors — Compensation of Directors, footnote (2) of table” entitled “Directors Compensation For Fiscal 2010”.

(5)	The number of shares shown for Mr. Blanchard include shares of restricted stock granted under the Company’s 2010 Restricted Stock Plan and his shares in the ESOP Plan.

(6)	The number of shares shown for Mr. Coffman include shares of restricted stock granted under the Company’s 2010 Restricted Stock Plan and his shares in the ESOP Plan.
Lead Independent Director
     Effective November 1, 2008, the Board named Robert O. Lorenz as Lead Independent Director and eliminated the position of Chairman of the Board. The Lead Independent Director presides at all Board meetings and all executive sessions of outside directors. The Board adopted a “Charter of Lead Independent Director” which can be viewed at the Company’s website: www.panhandleoilandgas.com.
Meetings and Committees of the Board of Directors
     During the fiscal year ended September 30, 2010 (“fiscal 2010”), the Board held eight meetings. At each meeting, a quorum of directors was present. The outside directors hold executive sessions at each Board meeting without management present. The Company expects all of its directors to attend each annual shareholders meeting. All but one director attended the 2010 annual shareholders meeting.
     During fiscal 2010, each director attended at least 75% of the meetings of the Board and each of the Board committees on which he served.
     The Board has determined that, under the rules of the New York Stock Exchange, all directors are currently independent, except for Michael C. Coffman, Chief Executive Officer, who does not serve on any Board committee.
     The members of the Board are elected to various committees. The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Retirement.
     The Audit Committee is comprised of Robert O. Lorenz, chair, Duke R. Ligon, Robert A. Reece, Robert E. Robotti and Darryl G. Smette. Information regarding the functions performed by the Audit Committee, its membership and the number of meetings held during fiscal 2010 is set forth below in the caption “Report of the Audit Committee” included in this proxy statement. Each member of the Audit Committee meets all applicable independence and financial literacy requirements of the Securities and Exchange Commission and of the New York Stock Exchange. Robert O. Lorenz has been determined by the Board to meet the “audit committee financial expert” requirements of the Securities and Exchange Commission and the New York Stock Exchange. A copy of the Audit Committee Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.
     The Compensation Committee is comprised of Bruce M. Bell, chair, E. Chris Kauffman, Robert O. Lorenz, Robert E. Robotti and Darryl G. Smette. The Committee met four times during fiscal 2010. The Committee reviews officer performance and recommends to the Board compensation amounts for officers and directors. See “Compensation Discussion and Analysis” below. The

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Compensation Committee Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.
     The Corporate Governance and Nominating Committee is comprised of Duke R. Ligon, chair, Bruce M. Bell and H. Grant Swartzwelder. This Committee met three times during fiscal 2010. The Committee’s charter can be viewed at the Company’s website: www.panhandleoilandgas.com. Functions of the Corporate Governance and Nominating Committee include: search for, identify and screen individuals qualified to become members of the Board; recommend to the Board when new members should be added to the Board; recommend to the Board individuals to fill vacant Board positions; and recommend to the Board nominees for election as directors at the annual shareholders meeting. If a vacancy on the Board exists that will not be filled by an incumbent director, the Committee identifies prospective nominees primarily through business and industry contacts. At a minimum, in its assessment of potential Board candidates, the Corporate Governance and Nominating Committee will review each candidate’s character, wisdom, acumen, business skills and experience, understanding of and involvement in the oil and gas industry, and ability to devote the time and effort necessary to fulfill his or her responsibilities. It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. The Corporate Governance and Nominating Committee will consider nominees proposed by shareholders of the Company if the requirements set forth in the Company’s Bylaws are satisfied. For more information, see “Shareholder Proposals” below. Those nominations must include sufficient biographical information so that the Committee can appropriately assess the proposed nominee’s background and qualifications. To propose a prospective nominee for the Committee’s consideration, shareholders should submit the proposal in writing to Panhandle Oil and Gas Inc., Attention: Secretary, 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director, if elected. The Committee is responsible for overall corporate governance issues and compliance. The Committee reviews periodically the corporate governance policies and principles of the Company and oversees and evaluates compliance with the Company’s Code of Business Ethics and Business Principles.
     The Retirement Committee is comprised of Robert A. Reece, chair, E. Chris Kauffman and H. Grant Swartzwelder, and oversees the administration of the Panhandle Oil and Gas Inc. Employee Stock Ownership and 401(k) Plan and Trust Agreement (the “ESOP Plan”). This Committee met twice during fiscal 2010.
Compensation of Directors
     The following outlines the compensation plan for the Company’s outside directors for their services in all capacities.
     The following table contains information with respect to fiscal 2010 compensation of directors who served in such capacity during fiscal 2010, except for the fiscal 2010 compensation of Michael C. Coffman, Chief Executive Officer, whose compensation is disclosed below in the caption “Executive Compensation — Summary Compensation Table”. Other than the Company’s Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferred Compensation Plan”), the Company has no stock award, stock option or other equity incentive plans for its directors.

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Directors Compensation For Fiscal 2010

	Fees Paid in Cash	All Other
Name	or Deferred(1) (2)	Compensation(3)	Total
Bruce M. Bell	$49,000	$2,211	$51,211
E. Chris Kauffman	$42,000	$5,788	$47,788
Duke R. Ligon	$46,000	$1,193	$47,193
Robert O. Lorenz	$64,000	$4,347	$68,347
Robert A. Reece	$44,000	$9,924	$53,924
Robert E. Robotti	$47,000	$2,735	$49,735
Darryl G. Smette	$18,548	$94	$18,642
H. Grant Swartzwelder	$47,500	$4,288	$51,788

(1)	All but one director deferred 100% of their retainers and fees under the Directors’ Deferred Compensation Plan. E. Chris Kauffman deferred 39% of his retainers and fees under the Plan and received cash payments for the remainder.

(2)	At the end of fiscal 2010, the following future share amounts had been recorded to each director’s account under the Directors’ Deferred Compensation Plan: Bell — 8,581; Kauffman — 21,111; Ligon—4,874; Lorenz—16,431; Reece—36,272; Robotti—10,479; Smette-731 and Swartzwelder—16,017.

(3)	Under the Directors’ Deferred Compensation Plan, dividends paid on the Common Stock are recorded to each Director’s account on the record date of the dividend in the form of unissued shares. The amount recorded is based on the number of future unissued shares in each Director’s account and the closing market price of the Company Stock on each dividend record date.
     Effective January 1, 2010, outside directors received annual retainers of $25,000, a $1,500 fee for attending each Board meeting, a $1,000 fee for attending each committee meeting and out-of-pocket travel expenses for attending all meetings. Any director who traveled over 50 miles to attend a Board or committee meeting received an additional $500 for each meeting. In addition to the above fees, during calendar 2010, the Lead Independent Director and the chairs of the Audit, Compensation and Corporate Governance and Nominating Committees received additional annual retainers of $10,000, $10,000, $4,000 and $2,500, respectively. The annual retainers were paid on January 15, 2010.
     Based upon a study conducted by Longnecker & Associates, Houston, Texas (an independent compensation consultant) retained by the Compensation Committee, effective December 21, 2010, outside directors receive for fiscal 2011 annual retainers of $35,000, a $1,500 fee for attending each Board meeting, a $1,000 fee for attending each committee meeting and out-of-pocket travel expenses for attending all meetings. Any director who travels over 50 miles to attend a Board or committee meeting receives an additional $500 for each meeting. In addition, the Lead Independent Director and the chairs of the Audit, Compensation and Corporate Governance and Nominating Committees will receive additional annual retainers of $12,500, $10,000, $5,000 and $2,500, respectively. The annual retainers are to be paid in equal installments on December 31, 2010, and March 31, June 30 and September 30, 2011.

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     Outside directors may elect to be included in the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan provides that each outside director may individually elect to be credited with Company stock rather than cash for all or a portion of the annual retainer, Board and committee meeting fees, and also may elect to receive shares, if and when issued, over a period of time up to ten years. These unissued shares are recorded to each director’s deferred compensation account at the closing market price of the shares (i) on the dates of the Board and committee meetings, and (ii) on the payment dates of the annual retainers. Only upon a director’s retirement, termination or death, or upon a change-in-control of the Company, will the shares recorded for such director under the Directors’ Deferred Compensation Plan be issued to the director. The promise to issue such shares in the future is an unsecured obligation of the Company. All directors participate in the Directors’ Deferred Compensation Plan.
Share Ownership Guidelines for Directors
     The Bylaws of the Company require outside directors to own shares of the Company’s Common Stock in order to be a Board member. To further align the interests of the Directors with the Company’s shareholders, each Director is expected to own that number of shares at the end of their third year of Board service equal to, on a cost basis, the aggregate amount of the three prior years’ Directors annual retainer and the meeting fees for the five regularly scheduled Board meetings held each year during such three year period. Future unissued shares that have been credited to the Director’s Deferred Compensation Plan may be used to satisfy this share ownership requirement.
Transactions with Directors
     The Company has entered into indemnification agreements with each of its directors and executive officers.
     During fiscal 2010, the Company purchased directors and officers liability and other miscellaneous insurance policies through The Insurance Center Agency, Inc. for premiums aggregating $173,569. E. Chris Kauffman is an owner and officer of the Agency. The Company believes that the premiums and the terms of the insurance policies were at market rates and on market terms.
     We review any transactions and relationships in which the Company and any of our directors, nominees for director, executive officers or any of their immediate family members may be participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement, as required by SEC rules.
     Pursuant to these processes, all directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire that is designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company may conduct with other companies for whom any of our directors or executive officers also serve as directors or executive officers. Under the Company’s Code of Ethics and Business Practices, if an actual or potential conflict of interest affects

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an executive officer or a director, he or she is to immediately disclose all the relevant facts and circumstances to the Company’s President or the Corporate Governance and Nominating Committee, as appropriate. If the Corporate Governance and Nominating Committee determines that there is a conflict, it will refer the matter to the Board, which will review the matter to make a final determination as to whether a conflict exists, and, if so, how the conflict should be resolved. In addition, the Audit Committee reviews all reports and disclosures of actual and potential related person transactions.
Compensation Committee Interlocks and Insider Participation
     The functions and members of the Compensation Committee are set forth above under “Proposal No. 1 — Meetings and Committees of the Board of Directors”. All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company.
Code of Ethics
     The Board has adopted a Code of Ethics and Business Practices applicable to all directors, officers and employees of the Company. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers. The Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer were required to sign this code and will be held to the standards outlined in the code. Copies of both codes are available at the Company’s website: www.panhandleoilandgas.com.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock (collectively “reporting persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. Based upon a review of the filings with the Securities and Exchange Commission and representations that no other reports were filed, the Company believes that during fiscal 2010 all directors and executive officers complied with the reporting requirements of Section 16(a), with the exception of Duke R. Ligon who filed a late report on February 11, 2010 relating to 1,400 shares purchased on December 14, 2009, and Darryl G. Smette who filed a late report on December 13, 2010 relating to four shares purchased on September 10, 2010.
Proposal No. 2
Ratification of Selection of Independent Registered Public Accounting Firm
     The Audit Committee has directed the Company to submit the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011 (“fiscal 2011”) for ratification by the shareholders at the meeting. Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the

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selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during fiscal 2011 if it determines that such a change would be in the best interests of the Company and its shareholders.
     A representative of Ernst & Young LLP is expected to attend the meeting and will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions of shareholders.
     For fiscal 2011, the Audit Committee has selected Ernst & Young LLP to conduct quarterly reviews for the first three fiscal quarters.
Report of the Audit Committee
     During fiscal 2010, the Audit Committee was composed of four independent directors: Robert O. Lorenz, chair, Duke R. Ligon, Robert A. Reece and Robert E. Robotti. The Board has determined that all committee members are independent and that Mr. Lorenz is an “audit committee financial expert”, as defined by Securities and Exchange Commission guidelines and the rules of the New York Stock Exchange. Four meetings of the Committee were held during fiscal 2010.
     The Audit Committee Charter was adopted in December 2004 with immaterial changes subsequently approved by the Board. A copy of the Charter can be viewed at the Company’s website: www.panhandleoilandgas.com.
     The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control over financial reporting.
     Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in those reports is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of September 30, 2010, management conducted an evaluation of disclosure controls and procedures. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed in the reports filed or submitted under the Securities and Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent accountants”), the quality and adequacy of the Company’s disclosure controls and procedures.
     Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. These internal controls are designed to provide reasonable assurance that the reported financial

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information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control — Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of September 30, 2010 as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended September 30, 2010, filed with the SEC on December 9, 2010. The effectiveness of the Company’s internal control over financial reporting as of September 30, 2010 has been audited by Ernst & Young LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended September 30, 2010. The Audit Committee reviewed and discussed with management and Ernst & Young LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
     Discussions with Management and Independent Accountants. In fulfilling its responsibilities, the Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent accountants its independence from management and the Company, including matters in the written disclosures received from the independent accountants as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     The Audit Committee met with the independent accountants, with and without management present, to discuss the overall scope and plans for their audit, the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
     The Audit Committee also met with the independent accountants and management after the end of each of the first three fiscal quarters. At these meetings, the independent accountants’ review of quarterly results was presented and discussed and discussions were also held with management concerning these results.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2010 for filing with the Securities and Exchange Commission.

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Audit Committee
     Robert O. Lorenz — Chair
     Duke R. Ligon
     Robert A. Reece
     Robert E. Robotti
     Darryl G. Smette
Independent Accountants’ Fees and Services
     The following sets forth fees billed for audit and other services provided by Ernst & Young LLP for the fiscal years ended September 30, 2010 and September 30, 2009:

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees (1)	$312,500	$314,500
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements and internal control audits required by Section 404 of the Sarbanes-Oxley Act.
     All services rendered by Ernst & Young LLP were permissible under applicable laws and regulations and were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Charter which can be viewed at the Company’s website: www.panhandleoilandgas.com.
     To ratify the selection of Ernst & Young LLP, a majority of the votes entitled to be cast on Proposal No. 2 must vote “FOR” ratification. Abstentions will have the effect of a vote “AGAINST” ratification.
The Board of Directors Recommends That Shareholders
Vote “For”
Ratification of Selection of Independent
Registered Public Accounting Firm
Proposal No. 3
Advisory Vote on Executive Compensation
     Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934) requires that we include in this proxy statement a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.
     We encourage shareholders to review the Compensation Discussion and Analysis section on Pages 17 to 23 and the Executive Compensation section on pages 24 to 27. The Company’s

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consistent value creation over time is attributable to a rigorously-applied management process implemented over the years by successive teams of talented and committed executives. The Company’s executive compensation underpins and reinforces this process and the performance it generates. We believe the program strikes the appropriate balance between utilizing responsible, reassured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.
     The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution:
     RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Compensation Discussion and Analysis” and “Executive Compensation” and the tabular and narrative disclosure contained in this proxy statement.
     Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors Recommends a Vote
Vote “For”
The Approval of The Company’s Executive Compensation
Proposal No. 4
Advisory Vote To Determine Frequency Of Future Advisory Votes On
Executive Compensation
     As mentioned above, recently enacted federal legislation requires that we include in this proxy statement a separate non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote on the proxy card for any one of the three options, or to abstain on the matter.
     The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:
•	In October 2010 (after the close of fiscal 2010), the Compensation Committee retained Longnecker & Associates, Houston, Texas, as an independent compensation consultant to study the Company’s compensation and to recommend a compensation structure including long-term incentives to executive officers over a multi-year program utilizing restricted stock under the Company’s 2010 Restricted Stock Plan (approved by the shareholders at the 2010 annual shareholders meeting). The results of this study have been considered by the Compensation Committee in determining fiscal 2011 executive compensation and will be implemented over the next two to three years.

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•	A three year vote cycle gives the Compensation Committee sufficient time to determine the effectiveness of the recommendations of the independent consultant that have been included in compensation structure for executive officers.

•	A three year cycle will provide shareholders sufficient time to evaluate the effectiveness of our recently approved short and long term compensation strategies and the related business outcomes of the Company.

•	Generally, the vesting periods of the restricted stock awarded to executives will be three years and some awards will be conditioned upon future price performance of the Company’s Common Stock. A vote held every three years would be more consistent with and provide better input on our long term compensation objectives.
     Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures. The Company’s shareholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur. For example, the rules of the New York Stock Exchange require the Company to seek shareholder approval for new employee equity compensation plans and material revisions thereto. As discussed below under “Communications with the Board of Directors”, the Company provides shareholders an opportunity to communicate directly with the Board, including issues about executive compensation.
     Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors Recommends a Vote
To Conduct an Advisory Vote On Executive Compensation Every Three Years
Executive Officers
     The following is a list of the current executive officers of the Company. All officers hold office at the discretion of the Board and may be removed from office, with or without cause, at any time by the Board.

		Positions and Offices Presently Held	Officer
Name	Age	With the Company	Since
Michael C. Coffman(1)	57	President and Chief Executive Officer	1990
Paul F. Blanchard, Jr.	50	Senior Vice President and Chief Operating Officer	2009
Lonnie J. Lowry	58	Vice President, Chief Financial Officer and Secretary	2006
Ben Spriestersbach	59	Vice President of Land	2005
Robb P. Winfield	36	Controller and Chief Accounting Officer	2009

(1)	Biographical information for Mr. Coffman is set forth in “Election of Directors — Nominees for Election to the Board of Directors in 2011.”

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     All officers named above also hold the same office in the Company’s wholly-owned subsidiary, Wood Oil Company.
     Paul F. Blanchard, Jr. was sole proprietor of a consulting petroleum engineering firm from 2007 to 2008, and served from 1997 to 2007 as Vice President, Mid-Continent Business Unit of Range Resources Corporation. He joined the Company as Vice President and Chief Operating Officer in January 2009. Mr. Blanchard holds a Bachelors of Science Degree in Petroleum Engineering.
     Lonnie J. Lowry served as Vice President, Controller and Secretary from March 2006 until August 2007 when he was elected Vice President, Chief Financial Officer and Secretary. From 2001 to 2006, he served as Controller of the Company. He had been Controller of Wood Oil Company for 15 years when acquired by Panhandle in 2001.
     Ben Spriestersbach was elected Vice President of Land in 2005. From 2002 through 2004, he served as Land Manager of the Company. From 1989 to 2001, he worked for Farmers Union Cooperative Royalty Company (oil and gas royalty company), last serving as assistant secretary-treasurer. Mr. Spriestersbach is a certified professional land man.
     Robb P. Winfield served as Controller from February 2008 to March 2009 when he was elected Controller and Chief Accounting Officer. Mr. Winfield was employed by Chesapeake Energy Corporation from 2004 to 2008 as Revenue Coordinator and Supervisor and was employed as an auditor from 1999 to 2004 with Ernst & Young LLP.
Compensation Discussion and Analysis
     Compensation Committee and Role of the Board of Directors in Fiscal 2010
     The Compensation Committee is composed entirely of independent directors and has the responsibility for establishing, implementing and monitoring the compensation of the Company’s executive officers. In particular, the Committee’s role is to oversee and recommend to the Board for final approval, the compensation, benefit plans and policies, and, in addition, review, approve and recommend to the Board annually all compensation decisions relating to the Chief Executive Officer and the other executive officers of the Company. The Committee reviews executive compensation programs, approves compensation levels and performance metrics, reviews management performance and final executive bonus distributions. The Committee met four times during fiscal 2010. The Committee operates in accordance with its charter which sets forth its powers and responsibilities. A copy of the charter of the Compensation Committee can be viewed at the Company’s website: www.panhandleoilandgas.com.
     Under the Committee’s Charter, the Committee reviews and approves corporate goals and objectives relevant to the executive officers’ compensation, evaluates the executive officers’ performance in light of those goals and objectives and, based on the Committee’s evaluation, recommends to the Board compensation levels for the Chief Executive Officer and all other executive officers with the final decision made by the Board.
     Compensation Philosophy and Objectives
     The objectives of the Company’s compensation program are to:

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•	attract and retain key executives which are necessary to continue execution of our unique business strategies involving the ownership, management and use of mineral acreage in an oil and gas exploration and production company;

•	motivate and reward individual and Company performance and contributions; and

•	align the interests of the executives with those of the shareholders.
     The principal elements of the executive compensation program are salary, annual cash bonus, restricted stock and contributions to the ESOP Plan. The Company has no employment contracts. Awards of restricted stock pursuant to the Company’s 2010 Restricted Stock Plan are an integral part of the Company’s compensation program. Awards of restricted stock, salary, cash bonus and ESOP Plan contributions will be used to meet the Company’s compensation objectives as follows:
•	attract and retain key executives and reward the officers who contribute to the Company’s success and to motivate the officers to develop and execute current and long-term business strategies and goals;

•	align the interests of the executives with those of the Company’s shareholders. In fiscal 2010, the Company used allocations of Company stock to the ESOP Plan and awards of restricted stock to align the financial interests of the executives with those of the shareholders and to provide a longer-term incentive form of compensation;

•	motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary and are important factors in deciding discretionary cash bonuses; and

•	financial and operating performances of the Company are also key factors in determining compensation.
     Role of Executive Officers
     In fiscal 2010, the Compensation Committee and the Board made all compensation decisions for the Chief Executive Officer and, after receiving input from the Chief Executive Officer, all other executive officers. The Compensation Committee and the Board reviewed the performance of the Chief Executive Officer, and afterwards, set his compensation. Mr. Coffman was not present during these discussions. The Compensation Committee and the Board, together with the Chief Executive Officer, reviewed the performance of the other executive officers. The Chief Executive Officer made compensation recommendations to the Compensation Committee and the Board with respect to the other executive officers. Messrs. Blanchard, Lowry, Spriestersbach and Winfield were not present during these discussions.
     Role of the Compensation Consultant
     In an effort to align our senior executives’ compensation competitively with the market, the Compensation Committee engaged an outside, independent consultant, Longnecker & Associates (“L&A”) to review levels and incentive components of the executives’ compensation for fiscal 2011. The primary role of L&A is to provide the Compensation Committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels. Our

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management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program. L&A also provided assistance in reviewing this Compensation Discussion and Analysis.
     Base Salaries and Annual Cash Bonuses
     In December of each year, base salaries of the executive officers are set for the next calendar year and bonuses are determined based on the preceding fiscal year’s (year-end September 30) operational and financial performance. Base salaries and annual cash bonuses for executive officers are based upon the individual’s responsibilities and experience, taking into account, among other factors, the individual’s initiative, contribution to the Company’s overall performance, handling of special projects or events during the year and yearly financial and operating results. Base salaries for executive officers are reviewed and compared to similar positions in the Company’s industry.
     The Company has been participating in the Effective Compensation, Incorporated Oil and Gas Compensation Survey (the “Survey”) whereby the Company’s compensation amounts for all employees (including executive officers) is compared to a selected group of peer companies. The 2009 Survey, published in July 2009, was used for comparison purposes in December 2009 for setting calendar 2010 salaries. The following peer companies were used for the comparisons:

Approach Resources, Inc.	GMX Resources Inc.
Bill Barrett Corporation	Harvest Natural Resources, Inc.
Brigham Exploration Company	Mustang Fuel Corporation
Crimson Exploration Inc.	Rosetta Resources, Inc.
Duncan Oil Corporation	Stone Energy Corporation
     Since the Company is not the same size and does not have the complexity of operations as most of the peer companies, the Compensation Committee uses the Survey as a tool and has maintained compensation levels below the peer group averages for the executive officers while trying to maintain competitive salary levels for other employees.
     Base Salaries. The base salaries of the executive officers are reviewed annually by the Compensation Committee and future salary adjustments are recommended to the Board for final approval. The Compensation Committee and the Board consider various factors, including:
•	overall responsibilities of the executive officers;

•	time period over which the executive officer has performed his responsibilities for the Company;

•	scope, level of experience and experience required to successfully execute the executive officer’s position with the Company;

•	demonstrated individual performance of the executive officer; and

•	recommendation of the Chief Executive Officer with respect to other executive officers.
     Based on these factors and considerations, in December 2009, the Board established the annual base salary for the Chief Executive Officer at $260,000 for calendar 2010. Fiscal 2010 base salaries for the other named executive officers were: Paul F. Blanchard — $240,000; Lonnie J. Lowry — $163,200; Ben Spriestersbach — $129,500; and Robb P. Winfield — $127,500. Salaries for the executive

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officers in fiscal 2010 are set forth in the “Executive Compensation — Summary Compensation Table” below and were determined by the Board based on the considerations described below.
     Annual Cash Bonuses. During an annual Company goal-setting process, the Compensation Committee and the full Board approve Company objective performance metrics as well as more subjective performance goals that focus on the manner in which the Company’s oil and gas business is managed. For fiscal years 2009 and 2010, the objective performance metrics addressed earnings per share, general and administration (“G&A”) expense per Mcfe of production, reserve replacement percentage, Mcfe production and finding cost per Mcfe.
     The objective performance metrics for fiscal 2010 and 2009 are below:

	Fiscal 2010(1)			Fiscal 2009(1)
Metric Category	Floor	Target	Weighting	Floor	Target	Weighting
Earnings per share	$0.01	$0.52	14%	$1.00	$1.70	100	%(2)
Reserve replacement percentage	100%	137%	22%	100%	181%	35%
Mmcfe production	7.92 Mmcfe	8.42 Mmcfe	14%	8.11 Mmcfe	8.65 Mmcfe	29%

	Maximum	Target	Weighting	Maximum	Target	Weighting
Finding cost per Mcfe(3)	$2.75	$2.25	43%	$3.50	$2.75	29%
G&A expense per Mcfe of production(3)	$0.77	$0.51	7%	$0.77	$0.55	7%

(1)	Each metric has a graduated scale of achievement from -0- to 100 percent between the floor or maximum and target amounts which is then applied to the weighting percentage.

(2)	The earnings per share weighting percentage that is achieved in a fiscal year was multiplied times all other performance metric weighting percentages which are then accumulated to determine the total bonus percent.

(3)	The structure of these metrics rewards the reduction of finding cost per Mcfe and G&A expense per Mcfe of production.
     The Compensation Committee believes that combining the metric categories of growing reserves, increasing Mcfe production, reducing the finding cost per Mcfe and reducing G&A expense per Mcfe of production are the important measurements necessary for increasing shareholder value to grow an oil and gas exploration and production company. The target metric of reducing finding cost per Mcfe is intended to discourage drilling marginal or unprofitable wells only to achieve increased production and reserves. These metrics have been adopted by the Compensation Committee to focus management on drilling wells that are economically viable. The emphasis on the earnings per share metric has the effect of discouraging excessive risk taking. The Compensation Committee does not believe that these performance metrics reward executives for taking risks beyond those risks inherent in the oil and gas exploration and production business.
     The Compensation Committee has the discretion to modify the effect of the objective performance metrics if unforeseen or uncontrollable conditions resulted in any of these metrics not being satisfied.

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     The subjective performance goals are tailored to fit the job description of each executive officer by weighting each major area of responsibility. Within each major area, a breakdown is made of more detailed areas of responsibility with weighting applied to each. An evaluation is performed annually by the outside directors and the Compensation Committee. The Chief Executive Officer performed the evaluation of each of the other executive officers. In this evaluation, performances are evaluated on each of the detailed areas of responsibility. The evaluations are then accumulated to determine the grade for each major area and the area grading is summarized to determine the executive officer’s subjective performance evaluation total score.
     In making its decisions regarding cash bonuses paid for fiscal 2009 operating results, the Compensation Committee determined that the Company had met all of the targeted levels for the Company’s objective metrics applicable in fiscal 2009 except for earnings per share. The Committee also reviewed the performance of the Chief Executive Officer in meeting his subjective performance goals and each executive officer’s performance with respect to their subjective performance goals for fiscal 2009.
     The Compensation Committee believes that the Chief Executive Officer’s cash bonus element of compensation should principally reflect his success in achieving the above Company performance metrics. His bonus calculation is based on a weighting of 70% for meeting the objective performance metrics and 30% for meeting his subjective performance goals.
     The maximum targeted fiscal 2010 annual cash bonus that could be paid in December 2009 to the Chief Executive Officer (based on fiscal 2009 results) was 100% of his base salary ($260,000). All of the performance metrics were met or exceeded except earnings per share (which in effect overrides the other performance metrics), therefore, the Chief Executive Officer’s bonus was limited to 30% of his base salary ($72,000) based solely on achieving his subjective performance goals.
     Mr. Blanchard joined the Company on January 26, 2009 (roughly one-third through fiscal 2010). Thus, his bonus was based solely on meeting subjective performance criteria in fiscal 2010. In future fiscal years, his bonus calculation will be based on a weighting of 70% for meeting the Company’s objective performance metrics and 30% for meeting his subjective performance goals. Since Mr. Blanchard joined the Company subsequent to the fiscal 2009 bonus payments made in December 2008, his first bonus payment date was in December 2009 which is reflected in Mr. Blanchard’s compensation for fiscal 2010 and equaled 50% of his base salary ($110,000). The other executive officers’ annual bonuses are targeted at 30% of base salaries and are based 80% for meeting subjective performance goals and 20% on meeting Company objective performance metrics.
     Our clawback policy further aligns the interests of our executives with shareholders. Under our clawback policy, our Board may reduce or cancel, or require recovery of, any incentive-based compensation from current or former executives if the Company has to issue an accounting restatement based on erroneous data due to material non-compliance with any financial reporting requirement under federal securities laws that affect directly or indirectly the objective and subjective metrics used to determine bonuses and restricted stock awards.

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     Broad-Based Employee Benefits
•	The Company’s ESOP Plan is a tax-qualified, defined contribution plan that covers all employees, including the executive officers. Under the ESOP Plan, the Company contributes shares of Common Stock to the ESOP Plan based on the employees’ total compensation level.

•	The executive officers are eligible to participate in all of the Company’s other employee benefit plans which include medical, dental, group life, long term disability, accidental death and dismemberment and eye care insurance, in each case on the same basis as all other employees.

•	The Company provides no perquisites or other personal benefits to its executive officers.
     Change-In-Control Executive Severance Agreements
     The Board believes that the executives’ performance generally may be hampered by distraction, uncertainty and other activities in the event of a change-in-control of the Company which might adversely affect shareholder values. To reduce these potential adverse effects and to encourage fair treatment of the executive officers in connection with any change-in-control event, Change-In-Control Executive Severance Agreements were entered into in 2007 with the executive officers to provide for change-in-control protection. Under these Agreements, if, within two years following a change-in-control event, the Company terminates the employment of any of the executives without cause, or any executive resigns for good reason, that executive would be entitled to a severance payment, payable in a lump sum, in cash, following his termination, in an amount equal to two times the average of the compensation paid to the executive during the two calendar years preceding the change-in-control (or the annual average of any shorter period). Compensation for this purpose includes the sum of the executive’s base salary, cash bonuses and contributions made to the ESOP on executive’s behalf. The bonus to be used in determining the executive’s compensation shall not be less than two times his targeted bonus for the calendar year in which the change-in-control event occurs (or if not yet determined for that year, two times the executive’s targeted bonus for the preceding calendar year). Further, if the executive qualifies, and the Company is required to provide coverage under COBRA, the Company shall reimburse the executive the costs of purchasing continuing coverage under COBRA for the executive and his dependents for as long as he qualifies for COBRA coverage. The Company is not currently subject to COBRA because it has fewer than 20 employees.
     A change-in-control event generally means: (i) the acquisition of beneficial ownership of 30% or more of the Company’s Common Stock; (ii) during any two consecutive years, individuals who currently make up the Company’s Board (or which subsequently become directors after being approved for election by at least a majority of current directors) ceasing for any reason to make up at least two-thirds of the Board; or (iii) approval by the Company’s shareholders of (a) a reorganization, merger or consolidation which results in the ownership of 20% or more of the Company’s Common Stock by persons or entities that were not previously shareholders, (b) a liquidation or dissolution of the Company, or (c) the sale of substantially all of the Company’s assets.
     There may arise situations where the potential to merge with or be acquired by another company may be in the best interest of our shareholders. Based on this potential, the Company believes that

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the “double trigger” requiring both (i) a change-in-control event and (ii) the termination of an executive’s employment without cause or his resignation for good reason is appropriate to provide fair treatment of the executive officers, while allowing them to continue to concentrate on enhancing shareholder value during a change-in-control event, as they may take actions which ultimately may lead to their termination after the change-in-control event.
     Pursuant to the Change-In-Control Executive Severance Agreements, assuming that a change-in-control event took place on the last day of fiscal 2010, and an executive’s employment was terminated without cause, or the executive terminated his employment for good reason, within two years following this assumed change-in-control event, the executives below would receive the following severance payments:

Name	Salary(1)	Bonus(2)	Total(3)

Michael C. Coffman	$571,250	$520,000	$1,091,250
Paul F. Blanchard, Jr.	$496,750	$360,000	$856,750
Lonnie J. Lowry	$383,326	$97,920	$481,246
Ben Spriestersbach	$304,839	$77,700	$382,539
Robb P. Winfield	$299,515	$76,500	$376,015

(1)	Calculated based on (i) two times the average of the executive officer’s base salary during calendar years 2009 and 2010 plus (ii) two times the average amount contributed to the ESOP on behalf of each executive for fiscal years 2009 and 2010.

(2)	Calculated based on two times the maximum targeted bonus for each executive for fiscal year 2010.

(3)	In addition, if the Company is required to provide continuing coverage to its employees under COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986) at the time of a change-in-control, the Company will reimburse each executive for all costs incurred by him in purchasing such continuing coverage for himself and his dependents as long as he qualifies for COBRA coverage.
     Other than the Change-In-Control Executive Severance Agreements, the Company maintains no employment agreements with its executive officers.
     Other Compensation Matters
     The Company currently does not have ownership requirements or a stock retention policy for our executive officers. Further, the Company has no policy restricting an executive officer from limiting his economic risk to the market value of Company stock owned by him.
     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 annually paid to any of our executive officers, unless the compensation qualifies as performance-based compensation. As our compensation levels are well below this level, Section 162(m) is a non-factor for the Company.
     As of the date of this Proxy Statement, the Company has weathered the ongoing economic conditions in an excellent manner and, to the best of its knowledge, has no upcoming issues. The Company is mindful of the current state of the economy and will continue to evaluate its situation and the potential effects on executive compensation.
Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation

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Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Bruce M. Bell — Chair
E. Chris Kauffman
Robert O. Lorenz
Robert E. Robotti
Darryl G. Smette
Executive Compensation
     The table below sets forth information for the three most recently completed fiscal years concerning compensation paid to executive officers in those fiscal years for services in all capacities.
Summary Compensation Table

Name and	Fiscal	Base	Cash	Stock	All Other
Principal Position	Year	Salary(1)	Bonus(1)	Awards(2)	Compensation(3)		Total

Michael C. Coffman,	2010	$255,000	$111,263 (4)	$99,050	$37,769	(5)	$503,082
President and Chief	2009	$236,250	$250,504	—	$35,274	(5)	$522,028
Executive Officer	2008	$216,250	$188,113	—	$34,976	(5)	$439,339

Paul F. Blanchard, Jr.,	2010	$235,000	$110,750	$141,500	$37,311	(6)	$524,561
Senior Vice President and	2009	$150,897	—	—	—		$150,897
Chief Operating Officer

Lonnie J. Lowry,	2010	$162,400	$40,110	—	$30,661	(7)	$233,171
Vice President, Chief	2009	$156,250	$42,075	—	$30,033	(7)	$228,358
Financial Officer and Secretary	2008	$139,875	$35,486	—	$26,973	(7)	$202,334

Ben Spriestersbach,	2010	$128,875	$33,211	—	$24,835	(8)	$186,921
Vice President of Land	2009	$125,750	$34,422	—	$24,398	(8)	$184,570
	2008	$119,775	$30,608	—	$23,315	(8)	$173,698

Robb P. Winfield(9)	2010	$126,875	$32,400	—	$23,987	(10)	$183,262
Controller and Chief	2009	$121,667	$32,490	—	$23,196	(10)	$177,353
Accounting Officer

(1)	Salaries are set on a calendar year basis and are reported on a fiscal year basis ending on September 30 of each year. This means that the salary shown above for each fiscal year reported represents three months’ salary of the previous calendar year and the first nine months of the current calendar year. Cash bonuses are paid in December of each year based on the preceding fiscal year’s performance. Bonuses shown for fiscal 2010 were paid in December 2009 and were based on fiscal 2009 financial and operating performance. The same timing of payments and Company performance holds true for fiscal 2009 and 2008.

(2)	In accordance with applicable accounting standards, these amounts represent the aggregate fair value of the awards on the grant date. The ultimate value realized by the executive officers upon vesting of the awards may or may not equal the fair market value at grant date. See the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table.

(3)	Includes premiums of immaterial amounts for group life insurance for fiscal 2010, fiscal 2009 and fiscal 2008.

(4)	Mr. Coffman’s Cash Bonus paid in December 2009 (during fiscal 2010) includes a payment of $72,000 for his performance based on fiscal 2009 financial and operating performance and subjective performance goals and $39,263 for a supplemental payment for a portion of his earned ESOP contribution which could not be made due to the deferral maximum regulations of the Internal Revenue Service.

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(5)	Represents the value of 1,488 shares for fiscal 2010, 1,615 shares for fiscal 2009, and 1,128 shares for fiscal 2008 of Company stock contributed to the ESOP on Mr. Coffman’s behalf based on the closing market price of the shares on the last day of each fiscal year.

(6)	Represents the value of 1,488 shares for fiscal 2010 of Company stock contributed to the ESOP on Mr. Blanchard’s behalf based on the closing market price of the shares on the last day of the fiscal year. Mr. Blanchard joined the Company January 26, 2009, thus he received no bonus in fiscal 2009 and was not eligible for an ESOP contribution for fiscal 2009.

(7)	Represents the value of 1,230 shares for fiscal 2010, 1,392 shares for fiscal 2009, and 879 shares for fiscal 2008 of Company stock contributed to the ESOP on Mr. Lowry’s behalf based on the closing market price of the shares on the last day of each fiscal year.

(8)	Represents the value of 984 shares for fiscal 2010, 1,124 shares for fiscal 2009, and 753 shares for fiscal 2008 of Company stock contributed to the ESOP on Mr. Spriestersbach’s behalf based on the closing market price of the shares on the last day of each fiscal year.

(9)	Mr. Winfield was named an executive officer effective March 5, 2009.

(10)	Represents the value of 967 shares for fiscal 2010 and 1,082 shares for fiscal 2009 of Company stock contributed to the ESOP on Mr. Winfield’s behalf based on the closing market price of the shares on the last day of the fiscal year.
     The Company’s equity incentive plans for its executive officers are the ESOP Plan and the 2010 Restricted Stock Plan.
     ESOP Plan
     The ESOP Plan is a tax-qualified, defined contribution plan, and serves as the Company’s only retirement plan for its employees. Contributions are made at the discretion of the Board and, to date, all contributions have been made in shares of Common Stock. Contributions are allocated to all participants in proportion to their salaries for the plan year and 100% vesting occurs after three years of service. Separation prior to three years of service results in forfeiture of all contributions received. All employees, including the executive officers, may participate in the 401(k) portion of the ESOP Plan on a voluntary basis. Under the terms of the 401(k) portion of the ESOP Plan, eligible employees may elect to defer a portion of their earnings up to the maximum allowed by regulations of the Internal Revenue Service. The Company makes no matching contributions to the 401(k) portion of the ESOP Plan.
     2010 Restricted Stock Plan
     Awards. The 2010 Restricted Stock Plan permits the grant of shares of restricted stock to Company officers and is used by the Compensation Committee for long-term incentive compensation. The Company will sell shares of restricted stock to officers at a significant discount to the fair market value of the shares, generally at the par value of the shares. The restricted shares will vest after the passage of time (typically over several years on the anniversary dates of the issuance of the restricted stock) and may also be subject to certain performance goals. The minimum vesting period is two years but is expected to be three to five years. The Company will repurchase the restricted stock at the original purchase price if vesting does not occur.
     Officers participate in this program based on their: (1) ability to make a significant contribution to the Company’s financial and operating results, (2) level of responsibility, and (3) performance. No officer is entitled to participate automatically based on title, position or salary level. This program is designed to help retain key officers of the Company and participation will be highly selective.
     Each participant in the 2010 Restricted Stock Plan enters into a stock restriction agreement with the Company setting forth the terms, conditions and restrictions of the restricted stock grant. The

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restricted stock is issued in the name of the participant and deposited with the Company, or an escrow agent determined by the Compensation Committee, until the restrictions lapse or until vesting is no longer possible under the stock restriction agreement.
     Subject to the terms and conditions of the stock restriction agreement, a participant holding restricted stock has the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy other shareholder rights related to the restricted stock. Upon expiration of the restriction period, subject to the terms of the Plan and the stock restriction agreement, the participant will be entitled to receive shares of Common Stock not subject to restriction.
     Effective Date and Term. The 2010 Restricted Stock Plan was effective on March 11, 2010. No restricted stock can be awarded after the day before the tenth anniversary of the effective date, but the vesting periods for restricted stock previously sold may extend beyond that date.
     Eligibility. Any current officer of the Company, or any of the Company’s present or future subsidiary entities in which the Company has a controlling interest, as determined by the Compensation Committee, are eligible to be granted an award of restricted stock.
     Administration. The 2010 Restricted Stock Plan is administered by the Compensation Committee of the Board, which has authority to grant awards of restricted stock and determine recipients and the terms of awards. The Compensation Committee has full authority to construe and interpret the terms of the 2010 Restricted Stock Plan and to determine all facts necessary to administer the Plan.
     Stock Subject to the 2010 Restricted Stock Plan. Subject to adjustments allowed under the 2010 Restricted Stock Plan, awards of restricted stock may be made under the Plan for up to 100,000 shares of Common Stock. If any award of restricted stock expires or is terminated, surrendered or canceled without being fully vested, the unused shares covered by such award will again be available for grants under the Plan.
     Restricted Stock. Pursuant to the Plan, the Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable stock restriction agreement, including the conditions for vesting, the vesting periods, the issue price and the acceleration of vesting in certain events. The vesting period for any restricted stock award will be a minimum of two years.
     Adjustments Due to Changes in Capitalization or Control. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of Common Stock other than an ordinary cash dividend, (i) the number of shares of Common Stock available under the 2010 Restricted Stock Plan, (ii) the number of shares of Common Stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (iii) the terms of each other outstanding award shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.
     Change in Control. Upon the occurrence of a change in control of the Company as defined in the Plan, except to the extent provided to the contrary in the stock restriction agreement between a

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participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.
     Transferability of Awards. Unless otherwise provided by the Compensation Committee, restricted stock will be nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.
     Termination of Employment. The Compensation Committee will determine the effect on restricted stock due to the disability, death, retirement, termination or other cessation or change in the employment, of a participant.
     Tax Withholding. A participant in the 2010 Restricted Stock Plan must satisfy all applicable federal, state and local or other income and employment tax withholding obligations of the Company before it will authorize the restricted stock to be released by the Company or from escrow. The Compensation Committee may allow a participant to satisfy all or part of these withholding obligations by transferring shares of restricted stock to the Company.
     Amendment of Awards. The Compensation Committee may amend, suspend or terminate the 2010 Restricted Stock Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s shareholders is required as to any modification or amendment under applicable laws and rules, the Compensation Committee may not effect such modification or amendment without shareholder approval. Unless otherwise specified in the amendment, any amendment to the 2010 Restricted Stock Plan shall apply to, and be binding on, the holders of restricted stock under the Plan at the time the amendment is adopted, provided, the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the Plan.
     Outstanding Equity Awards at Fiscal Year-End. The following table provides information on the holdings of restricted stock by our named executive officers at the end of fiscal 2010. This table includes unvested restricted stock.
OUTSTANDING RESTRICTED STOCK AWARDS AT 2010 FISCAL YEAR-END

			Number of
			shares of	Market Value of
			Restricted Stock	shares of Restricted
	Grant	Approval	That Have Not	Stock That Have
	Date(1)	Date	Vested(2)	Not Vested(3)

Michael C. Coffman	June 18, 2010	May 19, 2010	3,500	$86,415
Paul F. Blanchard, Jr.	June 18, 2010	May 19. 2010	5,000	$123,450

(1)	Mr. Coffman and Mr. Blanchard paid $0.01666 per share, or $58.31 and $83.30, respectively, to purchase their restricted stock.

(2)	Consists of the restricted stock awards granted on June 18, 2010 which vest upon the completion of five years of service, commonly known as “cliff vesting”. Dividends are paid on restricted stock.

(3)	Based on the closing market price of the Company’s Common Stock of $24.69 on September 30, 2010.
          After the grants of restricted stock during fiscal 2010, there are 91,500 shares of common stock available under the 2010 Restricted Stock Plan for future grants of restricted stock.

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Communications with the Board of Directors
     The Company provides an informal process for shareholders and other interested parties to send communications to its Board. Shareholders or other interested parties who wish to contact the Lead Independent Director, the outside directors as a group, or any of its individual members may do so by writing to: Board of Directors, Panhandle Oil and Gas Inc., 5400 N. Grand Boulevard, Suite 300, Oklahoma City, OK 73112-5688. Correspondence directed to any individual Board member is referred, unopened, to that member. Correspondence not directed to a particular Board member is referred, unopened, to the Lead Independent Director.
Shareholder Proposals
     Proposals of shareholders intended to be presented at the next annual shareholders meeting to be held in March 2011, and to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, must be received by the Company by October 1, 2011. Any such proposals should be in writing and be sent by certified mail; return receipt requested, to the Company’s office at the address shown below under the caption “Form 10-K”, Attention: Secretary. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and any proxy in accordance with regulations governing the solicitation of proxies.
     Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for director, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s meeting. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation, business background and shares held, and the nominee must deliver a written questionnaire and agreement to the Company covering certain matters as specified in the Bylaws. In order for a shareholder to bring other business before a shareholders’ meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for director. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under Rule 14a-8 described above.
     In each case, the notice must be given to the Secretary of the Company at the address shown below under the caption “Form 10-K”. Any shareholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is available on the Company’s website at www.panhandleoilandgas.com.
Annual Financial Report
     Copies of the Annual Report to Shareholders for fiscal 2010 are being mailed with this proxy statement and a copy of the Annual Report is available on the Company’s website at: www.panhandleoilandgas.com.

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Form 10-K
     A copy of the Company’s Annual Report on Form 10-K for fiscal 2010 filed with the Securities and Exchange Commission is included in the Annual Report to Shareholders mailed with this proxy statement. A separate Form 10-K and copies of the Company’s charters for the various committees of the Board, the Corporate Governance Guidelines and the Company’s codes of ethics are available, free of charge, upon written or oral request made to the Company at the address or telephone number set forth below, or can be viewed at the Company’s website: www.panhandleoilandgas.com.
Lonnie J. Lowry, Secretary
Panhandle Oil and Gas Inc.
5400 N. Grand Boulevard, Suite 300
Oklahoma City, OK 73112-5688
405.948.1560
Other Matters
     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted as the Board may recommend. Whether shareholders plan to attend the meeting or not, they are respectfully urged to mark, sign, date and return the enclosed proxy, which will be returned to them at the meeting if they are present and so request.

By Order of the Board of Directors
January 28, 2011	Lonnie J. Lowry, Secretary

Whether Or Not You Expect To Attend The Meeting, Please Mark, Sign And Date The Enclosed Proxy And Mail It Promptly In The Postage-Paid Envelope Provided.
If Your Shares Are Held By A Broker Or Other Nominee, Please Provide Specific Voting Instructions To The Broker Or Nominee So Your Shares Can Be Voted.

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Panhandle Oil and Gas Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and every 3 YRS for Proposal 4.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+

01 - Michael C. Coffman *	☐	☐	02 - Duke R. Ligon *	☐	☐	03 - Robert A. Reece *	☐	☐

* (three vacancies, each for a 3-year term)

		For	Against	Abstain			For	Against	Abstain

2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐	3.	APPROVAL, BY NON-BINDING ADVISORY VOTE, OF PANHANDLE OIL AND GAS INC. EXECUTIVE COMPENSATION.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain

4.	SAY WHEN ON PAY - ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES.	☐	☐	☐	☐
 B   Non-Voting Items

Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Panhandle Oil and Gas Inc.

Grand Centre, Suite 300, 5400 North Grand Blvd.
Oklahoma City, OK 73112-5688
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints L. Kelly Harris and Linda K. Schwartz, or either of them, as proxies each with full power of substitution, to represent and vote all of the shares of Class A Common Stock of Panhandle Oil and Gas Inc. held of record by the undersigned on January 21, 2011, at the annual meeting of shareholders to be held on March 3, 2011, or any adjournment or postponement thereof. Should other matters properly come before the meeting, the proxies are further authorized to vote thereon as the Board of Directors may recommend.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.